UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2014

LANGUAGE ARTS CORP.

 (Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-54877 (Commission File Number)	46-2681687 (I.R.S. Employer Identification No.)

P.O. Box El Dorado

0819-11689

Panama, Republic de Panama

 (Address of Principal Executive Offices, Zip Code)

1-407-374-1407

 (Registrant's Telephone Number, Including Area Code)

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 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|   | Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|   | Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|   | Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|   | Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On June 25, 2014, Language Arts Corp. (the "Company") entered into a stock purchase agreement (the “Purchase Agreement”) with Maria del Pilar Jaen, the Company's sole officer and director, and Everett Dickson. Pursuant to the terms of the Purchase Agreement, Mr. Dickson agreed to purchase 6,000,000 shares of common stock of the Company, par value $0.001 per share (“Shares”), representing all of the shares of common stock held by Mrs. Jaen. The purchase price for the Shares, which represent 63% of the issued and outstanding shares of common stock of the Company on a fully diluted basis, of $30,000, is payable by Mr. Dickson to Mrs. Jaen six months from the closing date.

The Purchase Agreement also provides that on the closing Mrs. Jaen, the current officer and director of the Company, will resign and Mr. Dickson will be appointed President, Chief Executive Officer and a director of the Company.

Through the earlier of the closing and the termination of the Purchase Agreement, neither the Company nor Mrs. Jaen shall pursue any alternative transaction regarding any business combination with respect to the Company or the sale of any assets or capital stock of the Company.

The Purchase Agreement contains customary representations, warranties and covenants for a transaction of this nature. The closing of the transactions contemplated by the Purchase Agreement are subject to the satisfaction or waiver of certain conditions provided for in the Purchase Agreement.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01   Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated June 25, 2014 by and among the Company, Maria del Pilar Jaen and Everett Dickson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANGUAGE ARTS CORP.

By: /s/ Maria del Pilar Jaen

Name:

Maria del Pilar Jaen

Title: President and Chief Executive

Officer

Date:  June 30, 2014

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